Explanation of Responses:

1. This Form 4 is filed on the behalf of Spencer Capital Management, LLC, a Delaware limited liability company ("SCM"), Kenneth H. Shubin Stein, MD, CFA, an individual ("Dr. Shubin Stein"), Spencer Capital Opportunity Fund, LP, a Delaware limited partnership ("SCF"), Spencer Capital Partners, LLC, a Delaware limited liability company ("SCP"), Spencer Capital Offshore Opportunity Fund, Ltd., a Cayman Islands exempted company ("SCOF"), Spencer Capital Offshore Partners, LLC, a Delaware limited liability company ("SCOP"), Spencer Capital Select Fund, LP (formerly known as Spencer Capital Small Cap Fund, LP), a Delaware limited partnership ("SCSF"), Spencer Capital Select Partners, LLC (formerly known as Spencer Small Cap Partners, LLC), a Delaware limited liability company ("SSP", and together with SCM, Dr. Shubin Stein, SCF, SCP, SCOF, SCOP and SCSF, collectively, the "Reporting Persons"). SCM is an investment management firm and is the investment manager of SCF, SCOF and SCSF and the portfolio manager of each of Columbia Avenue Capital LLC, an Oklahoma limited liability company ("CAC"), and CIL Spencer Limited, a Cayman Islands exempted company ("CIL"). SCF is a private investment partnership. SCP serves as the general partner of SCF. SCOF is a Cayman Islands exempted company which invests in securities. SCOP serves as the management company of SCOF. SCSF is a private investment partnership. SSP serves as a general partner of SCSF. Dr. Shubin Stein is the controlling person of SCM, SCF, SCP, SCOF, SCOP, SCSF and SSP. The Reporting Persons may be deemed to be members of a group within the meaning of Section 13(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), that owns more than 10% of the outstanding common stock, par value $0.001 per share ("Common Stock").

2. As of the date of this filing, (i) SCF owned 1,250,553 shares of Common Stock, (ii) SCOF owned 779,638 shares of Common Stock, (iii) SCSF owned 49,388 shares of Common Stock, (iv) CAC owned 83,896 shares of Common Stock and (v) CIL owned 279,397 shares of Common Stock. By reason of the provisions of Rule 16a-1 of the Exchange Act and the relationship of the Reporting Persons with each other, (i) SCM may be deemed to be the beneficial owner of an indeterminate portion of 2,442,872 shares of Common Stock, (ii) Dr. Shubin Stein may be deemed to be the beneficial owner an indeterminate portion of 2,446,472 shares of Common Stock, (iii) SCF and SCP may be deemed to be the beneficial owners of an indeterminate portion of 1,250,553 shares of Common Stock, (iv) SCOF and SCOP may be deemed to be the beneficial owners of an indeterminate portion of 779,638 shares of Common Stock and (v) SCSF and SSP may be deemed to be the beneficial owners of an indeterminate portion of 49,388 shares of Common Stock. Each of the Reporting Persons disclaims beneficial ownership of all shares of the Common Stock, except to the extent of any direct or indirect pecuniary interest therein, and this Form 4 shall not be deemed an admission that any such person is a beneficial owner of the shares of Common Stock reported as beneficially owned herein for the purposes of Section 16 of the Exchange Act or for any other purpose.